CERTAIN PERSONAL INFORMATION IN THIS EXHIBIT, MARKED BY [*], HAS BEEN REDACTED PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K.

March 26, 2026

Dennis Mulroy

[*]

Re: Terms of Separation

Dear Dennis:

This letter confirms the agreement (“Agreement”) between you and AnaptysBio, Inc. (the “Company”) concerning the terms of your mutual separation and offers you the separation compensation below in exchange for a general release of claims and covenant not to sue. If you choose to enter into this Agreement, please sign below on March 26, 2026.

1.
Separation Date; Transition Services:
a.
Separation Date: Your last day of employment with the Company will be the date on which the Company completes the distribution to its stockholders of shares of common stock of First Tracks Biotherapeutics, Inc. (“TRAX”) (the “Separation Date”).
b.
Transition Services: Between the Announcement Date and the Separation Date (the “Transition Period”), you are expected to facilitate a smooth and effective transition of your duties, responsibilities, and institutional knowledge relating to your role as the Company’s Chief Financial Officer (the “Transition Services”), as coordinated by the Company’s CEO. Any specific Transition Services will be communicated to you by the Company’s CEO. Throughout the Transition Period, you will continue to receive your regular base salary and remain eligible to participate in all benefits customarily offered to the Company’s employees, including Company-sponsored health care coverage and stock option vesting, to the fullest extent permitted by the applicable governing policies, agreements, and plans.
2.
Resignation from Officer Positions: By signing below, you hereby resign, effective as of the Separation Date, from any and all officer positions that you hold with the Company, which resignations you confirm by executing the resignation letter attached hereto as Exhibit A and returning the executed letter to the Company concurrently with this Agreement.
3.
Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on or before the Separation Date, we will provide you one or more final paychecks for all wages, salary, earned bonuses and commissions (if applicable), reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Separation Date. By signing below, you acknowledge that the Company does not owe you any other amounts beyond the consideration set forth in this Agreement. Please promptly submit for reimbursement all final outstanding expenses, if any.
4.
Separation Compensation: In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, the Company agrees to provide you with the following:

Dennis Mulroy

a.
Severance: The Company agrees to pay you, on or before April 20, 2026, a lump‑sum payment equal to nine (9) months of your base salary (as in effect on your Separation Date), less applicable state and federal payroll deductions.
b.
COBRA: Upon your timely election to continue your existing health benefits under COBRA, and subject to the terms of COBRA and the Company’s health insurance plan, the Company will pay the full insurance premiums to maintain your existing health benefits until the earlier of: (i) the date you become eligible for health benefits through a new employment, or (ii) nine (9) months following the Separation Date. You are required to promptly notify [*], at [*], in writing when you both accept, and commence, alternate employment. You will remain responsible for, and must continue to pay, the, co-payments, and other costs that you would have paid had your employment continued.
c.
Consultant Opportunity with the Company: The Company may agree to engage you as a consultant pursuant to the terms and conditions of the Consultant Agreement attached hereto as Exhibit B. Nothing in this Agreement constitutes a promise or guarantee that such a consulting opportunity will be offered, and any decision to do so will be made in the Company’s sole discretion. If the Company elects to offer you the consulting opportunity, please sign the Consultant Agreement on, and no earlier than, the Separation Date.
d.
Consultant Opportunity with TRAX: The Company agrees to engage you as a consultant pursuant to the terms and conditions of the Consultant Agreement attached hereto as Exhibit C. If you choose to enter into the Consultant Agreement, please sign on, and no earlier than, the Separation Date.

By signing below, you acknowledge that you are receiving the separation compensation outlined in this section in consideration for waiving your rights to claims referred to in this Agreement and that you would not otherwise be entitled to the separation compensation. You also agree that you are not entitled to any additional compensation or benefits in connection with your separation from employment under your Amended and Restated Employment Agreement dated April 25, 2022.

5.
Return of Company Property: You acknowledge and agree that you will return, on your last day of providing services to the Company (whether as an employee or consultant), or sooner if requested by the Company, all Company property and data of any kind that has been in your possession or control.
6.
Post-Employment Obligations: You hereby acknowledge that: (a) you continue to be bound by your Proprietary Information and Inventions Agreement, which you previously signed; (b) as a result of your employment with the Company, you have had access to the Company’s proprietary and/or confidential information, and you will continue to hold all such information in strictest confidence and not make use of it on behalf of anyone; and (c) you must, and by your signature below confirm that you shall, deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such information, and not take with you, or otherwise retain in any respect, any such documents or data or any reproduction thereof.
7.
Equity Report: Exhibit D hereto is an equity report (the “Equity Report”) that summarizes your equity holdings (if any) in the Company and TRAX, as applicable, as of the Separation Date, which will continue to be governed by the equity agreement(s) and the equity incentive plan(s) applicable to such holdings. Because your employment is terminating on the Separation Date, none of the unvested shares and/or restricted stock units (if any) identified in the Equity Report can ever vest. However, if you sign this Agreement and it becomes effective in accordance with its terms, and you also sign any Consultant Agreements (as described in Section 4, or, if applicable, only the Consultant Agreement with TRAX) and

Dennis Mulroy

such agreement(s) become effective in accordance with their terms, your unvested equity holdings will continue to vest in accordance with the applicable equity agreements and equity incentive plan(s) governing those holdings. For the avoidance of doubt, your equity holdings will cease vesting upon the earlier of: (a) the date you stop providing services as a consultant to the Company or to TRAX, as applicable, or (b) the date your unvested equity holdings are fully vested. You will have the period stated in the Equity Report to exercise any vested shares, as applicable.
8.
Mutual General Release and Waiver of Claims:
a.
The payments and promises set forth in this Agreement are in full satisfaction of all accrued salary, vacation pay, bonus and commission pay, profit‑sharing, stock, stock options or other ownership interest in the Company, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your separation from the Company. To the fullest extent permitted by law, you hereby release and waive any other claims you may have against the Company and its owners, agents, officers, shareholders, employees, directors, attorneys, insurers, professional employer organizations, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Company Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act.
b.
By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

c.
You and the Company do not intend to release claims: (i) that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, (ii) for indemnification under any contractual indemnification agreement with the Company and/or pursuant to the Company’s bylaws, insurance policies, or other governing instruments; and (iii) for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.
d.
To the fullest extent permitted by law, the Company hereby releases and waives any claims it may have against you and your successors and assigns, whether known or not known, including, but not limited to claims relating to your employment with the Company and separation therefrom, but excluding claims of fraud, misappropriation of trade secrets, and breach of your Employee Invention Assignment and Confidentiality Agreement.

Dennis Mulroy

9.
Covenant Not to Sue:
a.
To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against Releasees, which is based in whole or in part on any matter released by this Agreement.
b.
Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.
10.
Protected Rights: You understand that nothing in this Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue, Non-disparagement and Confidentiality sections contained herein, limits, impedes or restricts your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies or prohibit you from providing truthful information in response to a subpoena or other legal process.
11.
Non-disparagement: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, you agree that you will not, directly or indirectly, disparage or make negative remarks regarding Company Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. The Company agrees that its current officers and directors, for so long as they are employed by or providing board service to the Company, will not disparage you with any written or oral statement.
12.
Social Media Profile: If you represent your employment with the Company on any social media platform (e.g., LinkedIn), and as a condition precedent to receive the separation compensation outlined above, you agree to update, within five (5) days of the Effective Date of this Agreement, any such information to accurately reflect your title, job responsibilities, and dates of employment.
13.
Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate, in San Diego, California through JAMS, any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application or any of the terms, provisions, or conditions of this Agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator's decision shall be final, binding, and conclusive. The parties further agree that this Agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for

Dennis Mulroy

resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.
14.
Attorneys’ Fees: If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.
15.
Confidentiality: Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your immediate family, accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this Agreement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.
16.
No Admission of Liability: This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.
17.
Complete and Voluntary Agreement: This Agreement, together with any exhibits hereto and any applicable equity-related agreements, constitute the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein, and that you are executing this Agreement voluntarily, free of any duress or coercion.
18.
Severability: The provisions of this Agreement are severable, and if any part of it is found to be invalid or unenforceable, including, without limitation, any part of the General Release, Covenant Not to Sue, Non-disparagement and/or Confidentiality sections above, the other parts shall remain fully valid and enforceable. Specifically, should a court, arbitrator, or government agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.
19.
Modification; Counterparts; Electronic/PDF Signatures: It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by authorized representatives of each of the parties to this Agreement. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of an electronic or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be admissible in any legal proceeding as if an original.
20.
Review of Separation Agreement; Expiration of Offer: You understand that you have the right to consult with an attorney regarding this Agreement, and that you must sign this Agreement on March

Dennis Mulroy

26, 2026 (the “Consideration Period”). If you do not accept this Agreement before the end of the Consideration Period, the offer set forth in this Agreement will automatically expire.
21.
Effective Date: This Agreement will be effective on the Separation Date (the “Effective Date”).
22.
Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by the terms outlined in this Agreement, please sign and return it to me. I wish you the best in your future endeavors.

Sincerely,

AnaptysBio, Inc.

By: /s/ Daniel Faga__________________________

Daniel Faga, CEO

READ, UNDERSTOOD AND AGREED

/s/ Dennis Mulroy_____________________ Date: March 26, 2026_____
Dennis Mulroy

EXHIBIT A

RESIGNATION LETTER

EXHIBIT B

CONSULTING AGREEMENT WITH ANAPTYSBIO, INC.

EXHIBIT C

CONSULTING AGREEMENT WITH FIRST TRACKS BIOTHERAPEUTICS, INC.

EXHIBIT D

EQUITY REPORT